Exhibit 4.1

Execution Copy

VERADIGM INC.

(formerly known as Allscripts Healthcare Solutions, Inc.)

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of February 5, 2024

TO THE INDENTURE

Dated as of December 9, 2019

0.875% Convertible Senior Notes due 2027

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 5, 2024, between Veradigm Inc. (formerly known as Allscripts Healthcare Solutions, Inc.), a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (the “Trustee”), as trustee under the Indenture dated as of December 9, 2019, between the Company and the Trustee (the “Original Indenture” and, together with this Supplemental Indenture, each as may be amended and supplemented from time to time, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, pursuant to the Original Indenture the Company originally issued $218,000,000 aggregate principal amount of its 0.875% Convertible Senior Notes due 2027 (the “Notes”);

WHEREAS, Section 10.02 of the Original Indenture provides for the Company and the Trustee to enter into supplemental indentures to the Original Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Holders of a majority in aggregate principal amount of the Notes outstanding have consented to the adoption of the amendments to the Original Indenture and the Notes set forth in this Supplemental Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and that all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms have been performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration the sufficiency of which is acknowledged, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

AMENDMENTS TO ORIGINAL INDENTURE

Section 1.01. Additional Repurchase Rights.

The Original Indenture is hereby amended to add a new Article 18 thereto, which shall immediately follow Article 17 of the Original Indenture and immediately precede the signature pages to the Original Indenture.

“ARTICLE 18

REPURCHASE OF NOTES AT OPTION OF HOLDERS

Section 18.01. [Intentionally omitted].

Section 18.02. Repurchase at Option of Holders Upon Designated Repurchase Date. (a) Each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or a multiple of $1,000, on each Designated Repurchase Date at a repurchase price equal to the Designated Repurchase Price and the Company shall pay the full amount of accrued and unpaid interest to the Designated Repurchase Date to Holders of record as of the Regular Record Date immediately preceding such Designated Repurchase Date.

“Designated Repurchase Date” means each of January 1, 2025, July 1, 2025, January 1, 2026, July 1, 2026 and January 1, 2027.

“Designated Repurchase Price” means, with respect to each Designated Repurchase Date specified below, the percentage of the principal amount of the Notes submitted by a Holder for repurchase pursuant to this Article 18:

Designated Repurchase Date	Percentage of Principal Amount
January 1, 2025	106.039%
July 1, 2025	109.512%
January 1, 2026	113.113%
July 1, 2026	116.846%
January 1, 2027	120.718%

(b) Repurchases of Notes under this Section 18.02 shall be made, at the option of the Holder thereof, upon:

(i) delivery to the Paying Agent by a Holder of a duly completed notice (the “Repurchase Notice”) in the form set forth in Exhibit B to the Supplemental Indenture (such form being deemed hereby to be attached as Attachment 4 to each Note heretofore executed, authenticated and delivered in accordance with the terms of the Original Indenture), if the Notes are Physical Notes, or in compliance with the Depositary’s procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case on or before the close of business on the Business Day immediately preceding the Designated Repurchase Date; and

(ii) delivery of the Notes, if the Notes are Physical Notes, to the Paying Agent at any time after delivery of the Repurchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or book-entry transfer of the Notes, if the Notes are Global Notes, in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Designated Repurchase Price therefor.

The Repurchase Notice in respect of any Notes to be repurchased shall state:

(i) in the case of Physical Notes, the certificate numbers of the Notes to be delivered for repurchase;

(ii) the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

(iii) that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this Indenture;

provided, however, that if the Notes are Global Notes, the Repurchase Notice must comply with appropriate Depositary procedures.

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Repurchase Notice contemplated by this Section 18.02 shall have the right to withdraw, in whole or in part, such Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Repurchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 18.03. In addition, notwithstanding anything herein or in the Notes to the contrary, any Notes that remain outstanding at Maturity shall be repaid a price equal to the applicable Designated Repurchase Price plus the full amount of accrued and unpaid interest on such date.

The Paying Agent shall promptly notify the Company of the receipt by it of any Repurchase Notice or written notice of withdrawal thereof.

(c) Following the 30th Scheduled Trading Day prior to each Designated Repurchase Date and on or before the 20th Scheduled Trading Day prior to each Designated Repurchase Date (other than the Designated Repurchase Date that falls on the Maturity Date), the Company shall provide to all Holders of Notes and the Trustee and the Paying Agent (in the case of a Paying Agent other than the Trustee) a notice (the “Company Repurchase Notice”) of the repurchase right at the option of the Holders arising on such Designated Repurchase Date. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the applicable procedures of the Depositary. Each Company Repurchase Notice shall specify with respect to the applicable Designated Repurchase Date:

(i) the last date on which a Holder may exercise the repurchase right pursuant to this Article 18;

(ii) the Designated Repurchase Price;

(iii) the Designated Repurchase Date;

(iv) the name and address of the Paying Agent and the Conversion Agent, if applicable;

(v) the Conversion Rate;

(vi) that the Notes with respect to which a Designated Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Designated Repurchase Notice in accordance with the terms of this Indenture; and

(ix) the procedures that Holders must follow to require the Company to repurchase their Notes.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 18.02.

At the Company’s request, the Trustee shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Company Repurchase Notice shall be prepared by the Company.

Section 18.03. Withdrawal of Repurchase Notice. (a) A Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Corporate Trust Office of the Paying Agent in accordance with this Section 18.03 at any time prior to the close of business on the Business Day immediately preceding the Designated Repurchase Date, specifying:

(i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted,

(ii) if Physical Notes have been issued, the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and

(iii) the principal amount, if any, of such Note that remains subject to the original Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;

provided, however, that if the Notes are Global Notes, the notice must comply with appropriate procedures of the Depositary.

Section 18.04. Deposit of Designated Repurchase Price. (a) The Company will deposit with the Trustee (or other Paying Agent appointed by the Company, or if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 4.04) on or prior to 11:00 a.m., New York City time, on the Designated Repurchase Date an amount of money, in immediately available funds, sufficient to repurchase all of the Notes to be repurchased at the appropriate Designated Repurchase Price. Subject to receipt of funds and/or

Notes by the Trustee (or other Paying Agent appointed by the Company), payment for Notes surrendered for repurchase (and not withdrawn prior to the close of business on the Business Day immediately preceding the Designated Repurchase Date) will be made on the later of (i) the Designated Repurchase Date (provided the Holder has satisfied the conditions in Section 18.02) and (ii) the time of book-entry transfer or the delivery of such Note to the Trustee (or other Paying Agent appointed by the Company) by the Holder thereof in the manner required by Section 18.02 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Note Register; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Trustee shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Designated Repurchase Price.

(b) If by 11:00 a.m. New York City time, on a Designated Repurchase Date, the Trustee (or other Paying Agent appointed by the Company) holds money sufficient to make payment on all the Notes or portions thereof that are to be repurchased on such Designated Repurchase Date, then, with respect to the Notes that have been properly surrendered for repurchase and have not been validly withdrawn, (i) such Notes will cease to be outstanding, (ii) interest will cease to accrue on such Notes (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or Paying Agent) and (iii) all other rights of the Holders of such Notes will terminate (other than the right to receive the Designated Repurchase Price and, if applicable, accrued and unpaid interest).

(c) Upon surrender of a Note that is to be repurchased in part pursuant to Section 18.02, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Note in an authorized denomination equal in principal amount to the unrepurchased portion of the Note surrendered.

Section 18.05. Covenant to Comply with Applicable Laws Upon Repurchase of Notes. In connection with any repurchase offer, the Company will, if required:

(a) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

(b) file a Schedule TO or any other required schedule under the Exchange Act; and

(c) otherwise comply with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes;

in each case, so as to permit the rights and obligations under this Article 18 to be exercised in the time and in the manner specified in this Article 18.

Section 18.06. Applicability of Provisions of Original Indenture. Unless the context otherwise requires, any references in this Indenture to Fundamental Change Repurchase Date and Fundamental Change Repurchase Price, insofar as it relates to the payment of the principal of the Notes or any portion thereof when due, and other similar terms used in this Indenture shall be deemed to apply, mutatis mutandis, to the Designated Repurchase Date and Designated Repurchase Price.”

Section 1.02. Conversion of Notes.

The penultimate sentence of Section 14.02(b) of the Original Indenture is hereby amended and restated in its entirety to read as follows:

“No Notice of Conversion with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice or a Repurchase Notice to the Company in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice or Repurchase Notice in accordance with Section 15.03 or Section 18.03, as the case may be.”

Section 1.03. Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Changes.

Section 14.03(e) of the Original Indenture is hereby amended and restated in its entirety to read as follows:

“(e) The following table sets forth the number of Additional Shares of Common Stock by which the Conversion Rate shall be increased per $1,000 principal amount of Notes pursuant to this Section 14.03 for each Stock Price and Effective Date set forth below:

Stock Price
Effective Date	$9.01	$10.05	$11.00	$12.00	$13.32	$15.00	$16.08	$17.00	$19.00	$22.00	$25.00	$30.00	$35.00
February 2, 2024	35.8915	26.8259	20.6036	15.6333	10.8949	6.8887	5.1490	4.0129	2.3416	1.0323	0.4320	0.0637	0.0000
January 1, 2025	42.5946	30.9711	23.6191	17.6942	12.0334	7.2927	5.2777	3.9900	2.1663	0.8468	0.3068	0.0223	0.0000
January 1, 2026	50.4453	37.4540	27.7338	20.2183	13.0104	7.0593	4.6606	3.2218	1.4037	0.3755	0.0804	0.0000	0.0000
January 1, 2027	58.8857	45.0209	34.6472	25.5019	15.5579	5.3823	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Price and Effective Date may not be set forth in the table above, in which case:

(i) if the Stock Price is between two Stock Prices in the table above or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii) if the Stock Price is greater than $35.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate; and

(iii) if the Stock Price is less than $9.01 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the Conversion Rate per $1,000 principal amount of Notes exceed 133.9819 shares of Common Stock, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 14.04.”

Section 1.04. Fundamental Change Repurchase Price.

Section 15.02(a) of the Original Indenture is hereby amended and restated in its entirety to read as follows:

“Section 15.02. Repurchase at Option of Holders Upon a Fundamental Change. (a) If a Fundamental Change occurs at any time, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or a multiple of $1,000, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 calendar days or more than 35 calendar days following the date of the Fundamental Change Company Notice at a repurchase price equal to the Fundamental Change Repurchase Price (as defined below) of such Notes to be repurchased pursuant to this Article 15. As used herein, the “Fundamental Change Repurchase Price” of a Note shall mean (i) prior to February 2, 2024, 100% of the principal amount of such Note and (ii) on or after February 2, 2024, (x) if the Fundamental Change Repurchase Date falls on a Designated Repurchase Date, the Designated Repurchase Price applicable to such Designated Repurchase Date, or (y) if the Fundamental Change Repurchase Date falls between two Designated Repurchase Dates, a price equal to the percentage of the principal amount of such Note determined by a straight-line interpolation between the Designated Repurchase Price applicable to the earlier and later of such Designated Repurchase Dates, based on a 365-day year; provided, for purposes of this Section 15.02, the Designated Repurchase Price on February 2, 2024 is 100% of the principal amount, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date; provided that, if the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, the Company shall instead pay the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date.”

Section 1.05. Reports.

The first sentence of Section 4.06(b) of the Original Indenture is hereby amended and restated in its entirety to read as follows:

“The Company shall publicly release, by widely available press release or by current report filed with the Commission on form 8-K, and concurrently file with the Trustee , within 45 days of the end of the fiscal quarters ending March 31, 2024, June 30, 2024 and September 30, 2024, a statement of the Company’s cash and cash equivalents, funded debt, and net cash as of the end of such fiscal quarter. In addition, commencing January 1, 2025, the Company shall file with the Trustee, within 15 days after the same are required to be filed with the Commission, copies of any documents or reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act).”

Section 1.06. Acceleration; Rescission and Annulment.

The first paragraph of Section 6.02 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

“If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 6.01(i) or Section 6.01(j) with respect to the Company or any of its Significant Subsidiaries), unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding determined in accordance with Section 8.04, by notice in writing to the Company (and to the Trustee if given by Holders), may (and the Trustee, at the written request of such Holders, shall) declare the Event of Default Repurchase Price (as defined below) of all the Notes due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything contained in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Section 6.01(i) or Section 6.01(j) with respect to the Company or any of its Significant Subsidiaries occurs and is continuing, the Event of Default Repurchase Price of all Notes shall become and shall automatically be immediately due and payable. As used herein the “Event of Default Repurchase Price” of a Note shall mean (i) prior to February 2, 2024, 100% of the principal amount of such Note and (ii) on or after February 2, 2024, (x) if the Event of Default occurs on a Designated Repurchase Date, the Designated Repurchase Price applicable to such Designated Repurchase Date, or (y) if the Event of Default occurs between two Designated Repurchase Dates, a price equal to the percentage of the principal amount of such Note determined by a straight-line interpolation between the Designated Repurchase Price applicable to the earlier and later of such Designated Repurchase Dates, based on a 365-day year; provided, for purposes of this Section 6.02, the Designated Repurchase Price on February 2, 2024 is 100% of the principal amount, plus accrued and unpaid interest thereon.”

ARTICLE II

MISCELLANEOUS

Section 2.01. Definitions. All words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the same meanings as in the Original Indenture.

Section 2.02. Effect on Successors and Assigns. All the covenants, stipulations, promises and agreements of the Company contained in this Supplemental Indenture shall bind its successors and assigns whether so expressed or not.

Section 2.03. Governing Law; Jurisdiction. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 2.04. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture will give to any Person, other than the parties hereto or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 2.05. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.06. Ratification of Original Indenture. The Original Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein provided.

Section 2.07. Exchange Matters. In no event shall the Company issue shares of Common Stock upon conversion of the Notes in an amount that would exceed the amount permitted by the shareholder consent rules of the NASDAQ stock market (the “Share Limit”). In any such case where the number of shares issuable upon conversion of the Notes would exceed the Share Limit, the Company shall settle such conversion or portion thereof in cash in accordance with the provisions of the Indenture.

Section 2.08. Intended Tax Treatment. It is intended that the amendments to the Original Indenture effected by this Supplemental Indenture constitute a “significant modification” of the Notes within the meaning of Treasury Regulation Section 1.1001-3, with the effect that (i) the Notes issued pursuant to the Original Indenture (the “Old Notes”) will be treated as having been exchanged for new notes having the amended terms (the “New Notes”), (ii) the exchange of Old

Notes for New Notes will constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, (iii) the “issue price” of the New Notes will be determined in accordance with Treasury Regulation Section 1.1273-2, and (iv) the “stated redemption price at maturity” (within the meaning of Treasury Regulation Section 1.1273-1(b)) of the New Notes will be equal to the Designated Repurchase Price on January 1, 2027 (the “Intended Tax Treatment”). The Company and each Holder of a Note or a beneficial interest therein, by acceptance of such Note or beneficial interest, agrees to file all tax returns consistent with the Intended Tax Treatment.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

VERADIGM INC.

By:	/s/ Chad Kerner
Name: Chad Kerner
Title: Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Wally Jones
Name: Wally Jones
Title: Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT B

ATTACHMENT 4

[FORM OF REPURCHASE NOTICE]

To: U.S. Bank Trust Company, National Association

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Veradigm Inc. (the “Company”) specifying the Designated Repurchase Date set forth below and requests and instructs the Company to pay to the registered holder hereof in accordance with Section 18.02 of the Indenture referred to in this Note the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated at the applicable Designated Repurchase Price. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Designated Repurchase Date:

Designated Repurchase Price:

Principal amount to be repaid (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Exh B-1